Exhibit 10.2

July 14, 2004

VIA REGULAR MAIL

Mr. Gregory J. Eisenhauer
525 Ebley Place
Alpharetta, GA 30022

     Re: Compensation Arrangements

Dear Gregg:

     I am pleased to advise you that in recognition and consideration of your service to the ProxyMed, Inc. (the “Company”) the Board of Directors of the Company has approved several amendments to your current compensation plan. This letter will confirm our agreement to amend your current arrangements as discussed herein.

     1. Bonus Pool Participation. You have been granted participation in an existing bonus pool payable in the event of a change of ownership of ProxyMed, Inc. This bonus will be payable in cash or stock, at the discretion of the Board of Directors, upon a merger or buyout of the Company. For purposes of your entitlement to this bonus, an eligible change in ownership means no less than 50.1% of the common shares of ProxyMed, Inc. must change hands to a single party.

     Your bonus amount will be based upon your annual salary as of 2003, plus an estimation of your annual maximum management bonus (based on your most recent annual bonus) up to a target bonus potential of $250,000, and will be paid according to the attached schedule over a range of effective buyout/merger prices. You must be an active employee, and not subject to any severance agreement, in order to receive this bonus. You should be aware that in almost all situations, this bonus will be fully taxable. Certain elections are available to limit the amount of tax in those cases where the bonus is to be paid in stock.

     2. Stock Options. You will be granted 18,000 options to purchase shares of the Company’s common stock at its fair market value defined as the price at which common stock is reported to have traded on the NASDAQ System at the close of business on the date of the grant. The stock option agreement will have a ten (10) year term. The options will vest over a four (4) year period as follows: 4,500 on the first anniversary of the agreement; 4,500 on the second anniversary of the agreement, 4,500 on the third anniversary of the Agreement, and 4,500 on the day before the fourth anniversary of the Agreement. These stock options will be subject to certain limitations, obligations and conditions set forth in the agreement.

Attached is a new Stock Option Agreement. Kindly acknowledge your agreement and acceptance of these arrangements by executing below, and on the indicated pages of the attached agreement, and return one fully executed original of each of these documents to me. The arrangements discussed in this letter and the attachments will not be effective until we have received your signatures.

Very truly yours,

PROXYMED, INC.

/s/ David Oles

David Edward Oles
Vice President & Secretary

Accepted and Agreed as stated above:

/s/ Gregory J. Eisenhauer

Gregory J. Eisenhauer

Attachments

cc:	Michael K. Hoover Nancy J. Ham